Exhibit (a)(1)(B)

REPURCHASE NOTICE

To: Bristow Group Inc.

The undersigned registered holder of the 3.00% Convertible Senior Notes due 2038 referred to below (the “Notes”) of Bristow Group Inc. (the “Company”) hereby requests and instructs the Company to repay to the registered holder hereof on June 15, 2015 (the “Repurchase Date”) in accordance with the applicable provisions of the Indenture referred to in these Notes (1) the entire principal amount of these Notes, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Repurchase Date does not fall during the period after an Interest Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest thereon to, but excluding, such Repurchase Date.

In the case of certificated Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:             , 2015

Signature(s)

Social Security or Other Taxpayer
Identification Number

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.